Exhibit 10.6

Memorandum on Amendment of Master Agreement (Sales Promotion Measures, Advertising, User Acquisition/Usage Incentives)

PayPay Corporation (“PP”) and SoftBank Corp. (“SB”) enter into this memorandum (this “Memorandum”) to make the following amendment to the Master Agreement (Sales Promotion Measures, Advertising, User Acquisition/Usage Incentives) dated September 16, 2021 (the “Original Agreement”) executed between the parties. The definitions set out in the Original Agreement will apply to terms used in this Memorandum unless otherwise provided for.

Article 1 Amendment

Article 12, Paragraph 1 of the Original Agreement will be amended as follows.

Article 12 Term

1.	The term of this Agreement is from the execution date hereof to September 30, 2022.

Article 2 Term

Regardless of the execution date of this Memorandum, this Memorandum is effective from April 1, 2022 until the termination of the Original Agreement.

Article 3 Supplementation of Agreement

1.	The provisions of the Original Agreement will effectively apply to any matters not provided for in this Memorandum that are provided for in the Original Agreement.

2.	The parties shall consult in good faith to resolve any matter not provided for in the Original Agreement or this Memorandum or doubt arising regarding the Original Agreement or this Memorandum.

In witness whereof, this Memorandum is prepared as an electronic or magnetic record, and after agreeing, each party shall affix its electronic signature hereto and shall retain an electronic or magnetic record hereof.

May 9, 2022

PP:	1-3 Kioicho, Chiyoda-ku, Tokyo
PayPay Corporation
Ichiro Nakayama, Representative Director

SB:	1-7-1 Kaigan, Minato-ku, Tokyo
SoftBank Corp.
Junichi Miyakawa, Representative Director, President & CEO